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                                                                   EXHIBIT 23(b)



                         CONSENT OF INDEPENDENT AUDITORS


                  We consent to the reference to our firm under the caption "Item 5. Interest of Named Experts and Counsel" in this Registration Statement on Form S-8 of American International Group, Inc. and to the incorporation by reference therein of our reports dated May 25, 2001, with respect to the financial statements and schedules of the American General Employees' Thrift and Incentive Plan and the American General Agents' and Managers' Thrift Plan, each included in the Plan's Annual Report (Form 11-K) for the year ended December 31, 2000, filed with the Securities and Exchange Commission.


                                         /s/ Ernst & Young LLP

Houston, Texas
August 29, 2001